EXHIBIT 3.1.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SENORX, INC.

SenoRx, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

A. The name of this corporation is SenoRx, Inc. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 21, 1998 under the name “BiopSolation Medical, Inc.”

B. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”).

C. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the Company in accordance with Sections 228 and 242 of the DGCL.

D. Article IV is deleted in its entirety and shall be revised to read as follows:

“FOUR This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 76,032,040 shares, 45,000,000 shares of which shall be Common Stock (the “Common Stock”) with a par value of $0.001 and 31,032,040 shares of which shall be Preferred Stock (the “Preferred Stock”) with a par value of $0.001. Immediately upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each three and one-half (3.5) outstanding shares of the corporation’s Common Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock. Such combination shall be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share.”

IN WITNESS WHEREOF, SenoRx, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer on this 8th day of March, 2007.

/s/ Lloyd Malchow
Lloyd Malchow President and Chief Executive Officer